Exhibit 99.1

The Shaw Group Inc.

RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended August 31,
	2003	2002	2001	2000	1999
EARNINGS
Pretax income before equity earnings and cumulative effect of change in accounting principle	35,590	151,012	99,679	44,995	26,075
Fixed charges (computed below)	47,636	42,918	24,813	11,937	10,916
Cash distributions from unconsolidated entities	458	2,208	—	—	—
Interest capitalized	(220)	(364)	(363)	—	—

Total earnings (A)	83,464	195,774	124,129	56,932	36,991

FIXED CHARGES
Interest expensed (1)	32,043	23,028	16,061	9,109	9,270
Interest capitalized	220	364	363	—	—
Estimate of interest in rent expense	15,373	19,526	8,389	2,828	1,646
Preferred dividends	—	—	—	—	—

Total fixed charges combined with preferred dividends (B)	47,636	42,918	24,813	11,937	10,916

RATIO OF EARNINGS TO FIXED CHARGES (A) DIVIDED BY (B)	1.8	4.6	5.0	4.8	3.4

(1)	Includes amortization of debt discount and deferred financing costs